FOR IMMEDIATE RELEASE Nasdaq: NSIT

Insight Receives Expected Notice of Pending Delisting from the Nasdaq Stock Market
Due To Late Filing of Quarterly Report on Form 10-Q

Tempe, Arizona – Friday, November 10, 2006 — Insight Enterprises, Inc. (NASDAQ: NSIT) (“Insight” or the “Company”) today announced that it received a letter, as expected, from the Staff of The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of the Company’s failure to file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, the Company is not in compliance with Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires that listed companies provide Nasdaq, on a timely basis, with all filings required by the Securities and Exchange Commission (the “SEC”). Nasdaq rules permit companies that have received a delisting notification to request a hearing with a Nasdaq Listing Qualifications Panel to appeal the Staff’s determination to delist its stock, and the Company intends to request a hearing to appeal the Staff’s determination. Until a written notification of the Panel’s decision and/or the expiration of any exception period granted by the Panel, the Company’s common stock will continue to be traded on the Nasdaq Global Select Market. While the Company is working diligently to complete the review discussed below and to file a Quarterly Report on Form 10-Q, there can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC.

As previously disclosed, the Company’s Board of Directors has appointed an Options Subcommittee, composed of independent directors, to conduct a review of the Company’s stock option practices, and the Options Subcommittee has retained independent outside legal counsel. Certain present and former directors and executive officers of the Company have been named as defendants in a derivative lawsuit, related to stock option practices from 1997 to 2002, filed in Superior Court, County of Maricopa, Arizona on September 21, 2006. The Company has been named as a nominal defendant in that action. In addition, on October 27, 2006, the Company received an informal inquiry from the SEC requesting certain documents and information relating to the Company’s stock option grant practices from January 1, 1996 to the present. At this time, the Options Subcommittee has commenced its review but has not reached any conclusions about the Company’s stock option practices, and the Company is cooperating with the SEC in its inquiry. As a result, the Company was not in a position to file its Form 10-Q for the third quarter ended September 30, 2006 by the filing deadline. The Company will file its Form 10-Q as soon as practicable after completion of this review.

Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the review to be conducted by the SEC and Options Subcommittee and the Company’s intent to file its Form 10-Q as soon as practicable. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: the results and findings of the review by the SEC and Options Subcommittee; the effect, if any, of such results or findings on the financial statements of the Company; the Company’s inability to timely file reports with the SEC and any related effects on credit agreement covenants; risks associated with the Company’s inability to meet NASDAQ requirements for continued listing; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s historical stock option practices. Therefore, any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

About Insight
Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of information technology (“IT”) products and services to businesses, government and educational institutions in North America, Europe, Middle-East, Africa and Asia-Pacific.  Insight’s offerings include brand name computing products, software and advanced IT services. The Company has approximately 4,500 teammates worldwide and generated sales of $3.2 billion for its most recent fiscal year, which ended December 31, 2005.  Insight is ranked number 570 on Fortune Magazine’s 2006 ‘Fortune 1000’ list.  For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Chief Financial Officer,	Chief Accounting Officer
	Secretary and Treasurer	Tel. 480-333-3074
	Tel. 480-350-1142	Email kmcginni@insight.com

Email slaybour@insight.com

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